Calculation of Filing Fee Tables
S-8
ZIMMER BIOMET HOLDINGS, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share, 2009 Stock Incentive Plan	Other	10,000,000	$ 91.04	$ 910,400,000.00	0.0001531	$ 139,383.00
Total Offering Amounts:						$ 910,400,000.00		$ 139,383.00
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 139,383.00
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement on Form S-8 shall also cover any additional shares of the Common Stock, $0.01 par value per share (the "Common Stock") of Zimmer Biomet Holdings, Inc. (the "Registrant") that become issuable under the Registrant's 2009 Stock Incentive Plan, as amended and restated (the "Plan") by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Common Stock. (2) Represents 10,000,000 additional shares of Common Stock that were added to the shares available for issuance under the Plan. (3) Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $91.04 per share, which is the average of the high and low selling prices per share of the Registrant's Common Stock on June 17, 2025, as reported on the New York Stock Exchange.